                                                                  Exhibit 12.1


                             SLM HOLDING CORPORATION
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)



                                                                     -------------------------------------------------------
                                                                         1996          1997           1998           1999
                                                                     -----------    ----------     ----------     ----------

Pre-tax income from continuing operations before
adjustment for minority interests in consolidated
subsidiaries                                                         $  600,327     $  759,748     $  750,131     $  751,652
                        Add:  Fixed charges                           2,600,048      2,544,584      1,948,995      2,140,588

                        Less: Other adjustments                            (711)            --             --             --

                        Less: Preferred dividends                       (16,452)       (18,428)       (23,998)       (25,803)
                                                                     ----------     ----------     ----------     ----------
               TOTAL EARNINGS                                        $3,183,212     $3,285,904     $2,675,128     $2,866,437
                                                                     ==========     ==========     ==========     ==========

Fixed charges
                              Interest expense                       $2,582,885     $2,526,156     $1,924,997     $2,114,785
                              Preferred dividends                        16,452         18,428         23,998         25,803
                              Other adjustments                             711             --             --             --
                                                                     ----------     ----------     ----------     ----------
          TOTAL FIXED CHARGES                                        $2,600,048     $2,544,584     $1,948,995     $2,140,588
                                                                     ==========     ==========     ==========     ==========

         RATIO OF EARNINGS TO
            FIXED CHARGES AND
    PREFERRED STOCK DIVIDENDS                                              1.22           1.29           1.37           1.34
                                                                     ==========     ==========     ==========     ==========


            RATIO OF EARNINGS
             TO FIXED CHARGES                                              1.23           1.29           1.38           1.34
                                                                     ==========     ==========     ==========    ===========
                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                    -------------------------
                                                                         2000          2000            2001
                                                                     -----------    ----------     ----------

Pre-tax income from continuing operations before
adjustment for minority interests in consolidated
subsidiaries                                                         $  711,591     $  415,795     $  493,399
                        Add:  Fixed charges                           2,879,548      1,324,488      1,283,090

                        Less: Other adjustments                             --             --             --

                        Less: Preferred dividends                       (42,677)       (21,234)       (20,780)
                                                                     ----------     ----------     ----------
               TOTAL EARNINGS                                        $3,548,462     $1,719,049     $1,755,709
                                                                     ==========     ==========     ==========

Fixed charges
                              Interest expense                       $2,836,871     $1,303,254     $1,262,310
                              Preferred dividends                        42,677         21,234         20,780
                              Other adjustments                              --             --             --
                                                                     ----------     ----------     ----------
          TOTAL FIXED CHARGES                                        $2,879,548     $1,324,488     $1,283,090
                                                                     ==========     ==========    ===========

         RATIO OF EARNINGS TO
            FIXED CHARGES AND
    PREFERRED STOCK DIVIDENDS                                              1.23           1.30           1.37
                                                                     ==========     ==========    ===========


            RATIO OF EARNINGS
             TO FIXED CHARGES                                              1.24           1.30           1.37
                                                                     ==========    ===========    ===========





        For purposes of the "earnings" computation, "other adjustments"
                    includes the capitalized interest cost.

       For purposes of the "fixed charges" computation, other adjustments includes the capitalized interest cost.




Preference Security Dividend
                          Amount of Dividend                            $10,694        $11,978        $15,599        $15,334
                          Amount of Dividend                                                                         $ 1,438
                          1- Tax Rate                                      0.65           0.65           0.65           0.65
                                                                     ----------     ----------     ----------     ----------
                          Pre-tax earnings required to pay dividend      16,452         18,428         23,998         25,803




Preference Security Dividend
                          Amount of Dividend                             $16,218   $ 8,009   $ 7,757
                          Amount of Dividend                             $11,522   $ 5,793   $ 5,750
                          1- Tax Rate                                       0.65      0.65      0.65
                                                                         -------   -------   -------
                          Pre-tax earnings required to pay dividend       42,677    21,234    20,780









REGULATION S-K
 (Section 229.601)
STATEMENTS RE COMPUTATION OF RATIOS
in reasonable detail, the computation of any ratio of earnings to fixed charges or to combined fixed charges & preferred stock dividends or any other ratios which appear in the registration statement.

 - must disclose for last 5 years

EARNINGS CALC: (PER REG S-K  Section 229.503 (d) (3))